Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2013 (except for Note 12 as to which the date is September 4, 2013), in the Registration Statement on Form S-1 and related Prospectus of Five Prime Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

January 21, 2014